Exhibit 23.4

CONSENT OF INDEPENDENT QUALIFIED PERSON

Broad Oak Associates consents to the incorporation by reference of the written disclosure of the technical reports titled “Technical Report on the Uranium Resources at The Cibola Uranium Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA” dated January 14, 2011, “Technical Report on the Uranium Resources at The Ambrosia Lake Project, McKinley County, New Mexico, USA” dated January 18, 2011 and “Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA” dated January 18, 2011 (collectively, the “Reports”) and any extracts from or summary of the Reports in the Registration Statement on Form S-8 of Uranium Resources, Inc.

/s/ Broad Oak Associates

Broad Oak Associates
By: Geoff S. Carter, P. Eng.

Toronto, Ontario
June 18, 2014